UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

PEGASYSTEMS INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

We cordially invite you to attend our 2013 Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, May 22, 2013 at One Rogers Street, Cambridge, Massachusetts. The Annual Meeting will commence at 9:15 a.m., local time.

The following Notice of Annual Meeting of Stockholders and proxy statement describe the items to be considered by our stockholders and contain certain information about Pegasystems and our officers and Directors.

Please vote your shares by submitting your proxy in the manner described in the proxy statement so that your shares can be voted at the Annual Meeting in accordance with your instructions. Even if you plan to attend the Annual Meeting, we urge you to vote your shares prior to the meeting. You can revoke your proxy at any time before the Annual Meeting, or vote your shares personally if you attend the Annual Meeting.

We look forward to seeing you on May 22, 2013.

Sincerely,

Alan Trefler

Chairman and Chief Executive Officer

April 8, 2013

PEGASYSTEMS INC.

One Rogers Street

Cambridge, MA 02142

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 22, 2013

To our Stockholders:

The 2013 Annual Meeting of Stockholders of Pegasystems Inc. will be held at One Rogers Street, Cambridge, Massachusetts, on Wednesday, May 22, 2013 at 9:15 a.m., local time. At the meeting, stockholders will consider and vote on the following matters:

1.	To elect the seven members of the Board of Directors named in our proxy statement for a one-year term.

2.	To conduct a non-binding advisory vote on the compensation of our named executive officers.

3.	To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013.

The stockholders will also act on any other business as may properly come before the meeting.

You are cordially invited to attend the meeting in person if possible. Whether you plan to attend the meeting or not, please vote your shares by submitting your proxy via the Internet or telephone or by completing, signing, dating and returning a proxy card in the manner described in the proxy statement. Stockholders of record at the close of business on March 15, 2013 are entitled to vote at the meeting. For specific instructions on how to vote your shares, please refer to the “Information About the Annual Meeting and Voting” section of the attached proxy statement. You can change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described there.

By Order of the Board of Directors,

Janet Mesrobian

Associate General Counsel and Secretary

Cambridge, Massachusetts

April 8, 2013

2013 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

PEGASYSTEMS INC.

One Rogers Street

Cambridge, MA 02142

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To be held on May 22, 2013

This proxy statement contains information about the 2013 Annual Meeting of Stockholders of Pegasystems Inc. (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, May 22, 2013, beginning at 9:15 a.m., local time, at One Rogers Street, Cambridge, Massachusetts. Unless the context otherwise requires, references in this proxy statement to “Pegasystems,” “the Company,” “we,” “us” or “our” refer to Pegasystems Inc.

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If no instruction is specified on a proxy, it will be voted in favor of Proposals 1, 2 and 3 set forth in the notice of the Annual Meeting, except as otherwise noted below. A stockholder may change any vote and revoke any proxy at any time before it is exercised by giving our Secretary written notice to that effect.

Pursuant to Rule 14a-16 under the Securities Exchange Act of 1934 (the “Exchange Act”), our Annual Report on Form 10-K for the year ended December 31, 2012 (“Annual Report”) is being made available to stockholders on our website, www.Pega.com, and at the following URL: www.edocumentview.com/pega. The Annual Report does not constitute any part of this proxy statement. No information contained on our website is a part of this proxy statement. We first provided access to our proxy materials over the Internet on or about April 8, 2013.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:

1.	The election of the seven members of the Board of Directors named in this proxy statement for a one-year term.

Please see the discussion under the topic “Election of Directors” in this proxy statement for further information regarding Proposal 1 that our stockholders should consider in determining their vote.

2.	A non-binding advisory vote on the compensation of our named executive officers (also referred to as “Say on Pay”), as described in the “Compensation Discussion and Analysis” section and elsewhere in this proxy statement.

Please see the discussion under the topics “Advisory Vote on Executive Compensation,” “Compensation Discussion and Analysis,” “Executive Compensation” and the “Compensation Committee Report” in this proxy statement for further information regarding Proposal 2 that our stockholders should consider in determining their vote.

3.	Ratification of the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013.

Please see the discussion under the topic “Ratification of the Selection of Independent Registered Public Accounting Firm” in this proxy statement for further information regarding Proposal 3 that our stockholders should consider in determining their vote.

The stockholders will also act on any other business that may properly come before the Annual Meeting.

Who can vote?

To be able to vote, you must have been a stockholder of record at the close of business on March 15, 2013 (the “record date”). This date is the record date for the Annual Meeting. The number of outstanding shares of our common stock entitled to vote at the Annual Meeting is 38,047,755.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is before the stockholders at the Annual Meeting.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to vote. Take a moment to read the instructions below.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

We are pleased to comply with the Securities and Exchange Commission, or SEC, rules that direct companies to distribute their proxy materials over the Internet, as we have done in past years. As a result, we have sent our stockholders and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of paper copies of this proxy statement, our proxy card, and our Annual Report. Detailed instructions on how to access these materials via the Internet may be found in the Notice.

How can I vote?

If you hold your shares of record, you may vote via the Internet or by telephone or mail, or you may vote in person at the Annual Meeting. If your shares are held in “street name” by a bank or brokerage firm, please see the first sentence of the “Can I vote if my shares are held in ‘street name’?” section below for instructions regarding how to vote your shares.

Voting by Internet. You may submit your proxy via the Internet by following the instructions provided in the Notice and on the proxy card.

Voting by Telephone. You may vote your proxy over the telephone by following the instructions provided in the Notice and on the proxy card.

Voting by mail. You may vote by printing, completing, signing and dating the proxy card that accompanies this proxy statement and promptly mailing it in accordance with the instructions provided on the proxy card.

The shares you own will be voted according to the instructions on the proxy you submit via the Internet or by telephone or mail, as applicable. If you return the proxy but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

Voting in person at the Annual Meeting. If you attend the Annual Meeting, you may vote by delivering your completed proxy in person or you may vote by completing a ballot. Ballots will be available at the Annual Meeting.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice contains instructions on how to vote via the Internet, by requesting and returning a paper proxy card, or by submitting a ballot in person at the Annual Meeting.

I prefer to read my proxy materials on paper. How do I get paper copies?

The Notice contains instructions on how to request paper copies by phone, email, or via the Internet. You will be sent the materials by first class mail within three business days of your request, at no cost to you. If you receive your proxy materials by mail, you may vote your shares by completing, signing and dating the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. Once you request paper copies, you will continue to receive the materials in paper form until you instruct us otherwise. Please note, however, that the online proxy materials will also be in a format suitable for printing on your own printer.

Can I change my vote after I have submitted my proxy?

Yes. You can change your vote and revoke your proxy at any time before the polls close at the Annual Meeting by doing any one of the following things:

•	signing another proxy with a later date;

•	giving our Secretary a written notice before or at the Annual Meeting that you want to revoke your proxy; or

•	voting in person at the Annual Meeting.

Your attendance at the Annual Meeting alone (without also voting) will not revoke your proxy.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

If your shares are held in “street name,” you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the Annual Meeting on May 22, 2013. To be able to vote your shares held in “street name” at the Annual Meeting, you will need to obtain a proxy card from the holder of record.

What will happen if I do not give my bank or brokerage firm instructions on how to vote my shares?

If you do not give your bank or broker instructions as to how to vote on Proposal 1 (Election of Directors) or Proposal 2 (Advisory Vote on Executive Compensation), described in this proxy statement, your shares will not be voted as to that Proposal at the Annual Meeting. Under SEC and Nasdaq rules, your bank or broker may not vote with respect to these items without express instruction from the beneficial owners of those shares and those unvoted shares will be counted as “broker non-votes,” which are described in the section below. If you do not give your bank or broker instructions as to how to vote on Proposal 3 (Ratification of the Selection of Independent Registered Public Accounting Firm) described in this proxy statement, however, your bank or broker may be entitled to use its discretion in voting your shares as to that Proposal in accordance with industry practice.

What constitutes a quorum?

For business to be conducted at the Annual Meeting with respect to a particular matter, a quorum must be present for that particular matter. For each of the Proposals described in this proxy statement, a quorum consists of the holders of a majority of the votes entitled to be cast on the matter (including shares as to which a nominee has no voting authority) at the Annual Meeting, or at least 19,023,878 shares of our common stock.

Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. A share once represented for any purpose at the Annual Meeting is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of the meeting unless (1) the stockholder attends solely to object to lack of notice, defective notice or the conduct of the meeting on other grounds and does not vote the shares or otherwise consent that they are to be deemed present, or (2) in the case of an adjournment, a new record date is set for that adjourned meeting. Shares of stock represented by “broker non-votes” will also be treated as present for purposes of determining whether a quorum exists. Broker non-votes are shares of stock held in record name by brokers or nominees as to which:

•	instructions have not been received from the beneficial owners or persons entitled to vote;

•	the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity; and

•	the record holder has indicated on the proxy card or has executed a proxy and otherwise notified us that it does not have authority to vote such shares on that matter.

What vote is required for each item?

Election of Directors. With respect to each of the seven nominees for Director, the number of votes cast at the Annual Meeting in favor of such nominee must represent a majority of the votes entitled to be cast in an Election of Directors by all issued and outstanding shares of common stock. This means that if any nominee is one of the seven nominees receiving the highest number of votes cast at the Annual Meeting, but the number of votes cast for such nominee does not represent a majority of the votes entitled to be cast in an Election of Directors by all issued and outstanding shares, such nominee will not be elected as a Director.

Advisory Vote on Executive Compensation. The Company is seeking a non-binding advisory vote regarding the compensation of our named executive officers. The affirmative vote of the holders of shares representing a majority of the votes entitled to be cast at the Annual Meeting is required to approve this matter. While this vote is non-binding and advisory in nature, our Board of Directors and Compensation Committee will consider the outcome of the vote when determining executive compensation arrangements.

Other Matters. The other matters to be voted on at the Annual Meeting, including the ratification of our independent registered public accounting firm, will be approved if the votes cast at the Annual Meeting in favor of the matter exceed the votes cast opposing the matter.

How will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a valid proxy card, whether executed by you (if you are the record holder of your shares) or your bank or brokerage firm (if you hold your shares in “street name”) or on a ballot voted in person at the Annual Meeting. Shares will not be voted in favor of a matter, and will not be counted as voting on a matter, if they either, (1) abstain from voting on a particular matter, or (2) are broker non-votes. Banks and brokers that do not receive instructions with respect to Proposals 1 and 2 will not be allowed to vote these shares, which will then be counted as “broker non-votes” instead of votes “for” or “against.”

Abstentions and broker non-votes will have no effect on the outcome of voting with respect to Proposal 3 (Ratification of the Selection of Independent Registered Public Accounting Firm), because this Proposal will be approved if the votes cast at the Annual Meeting in favor of the Proposal exceed the votes cast opposing the Proposal. Abstentions and broker non-votes, however, will have the effect of negative votes with respect to Proposal 1 (Election of Directors) and Proposal 2 (Advisory Vote on Executive Compensation) because, as described above, each of these proposals must receive the affirmative vote of the holders of shares representing a majority of the votes entitled to be cast at the Annual Meeting in order to be approved.

Who will count the votes?

The votes will be counted, tabulated and certified by our transfer agent and registrar, Computershare Investor Services. Janet Mesrobian, our Associate General Counsel and Secretary, will serve as the inspector of elections at the Annual Meeting.

How does the Board of Directors recommend that I vote on the Proposals?

The Board of Directors recommends that you vote:

•	FOR the election of the seven members of the Board of Directors named in this proxy statement to hold office for one year (Proposal 1);

•	FOR the approval by non-binding advisory vote on the compensation of our named executive officers (Proposal 2); and

•

FOR the ratification of the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013 (Proposal 3).

Will any other business be conducted at the Annual Meeting or will other matters be voted on?

The Board of Directors does not know of any other matters that may come before the Annual Meeting. If any matter properly comes before the Annual Meeting, the persons named in the proxy card will exercise their judgment in deciding how to vote, or otherwise act, at the Annual Meeting with respect to that matter or proposal.

Where can I find the voting results?

We will report the voting results in a Current Report on Form 8-K, which will be filed within four business days after the Annual Meeting.

How and when may I submit a stockholder proposal for the 2014 annual meeting?

If you are interested in submitting a proposal for inclusion in the proxy statement for the 2014 annual meeting, you need to follow the procedures outlined in Rule 14a-8 under the Exchange Act and in the Company’s Amended and Restated Bylaws. To be eligible for inclusion, we must receive your stockholder proposal intended for inclusion in the proxy statement for the 2014 Annual Meeting of Stockholders at our principal corporate offices in Cambridge, Massachusetts as set forth below no later than December 8, 2013.

If a stockholder wishes to present a proposal before the 2014 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in the proxy statement and proxy card, the stockholder must also give written notice to us at the address noted below and follow the procedures outlined in the Company’s Amended and Restated Bylaws. The required notice must be received by us no earlier than January 22, 2014 and no later than February 21, 2014.

Any proposals or notices should be sent to:

Pegasystems Inc.

One Rogers Street

Cambridge, MA 02142-1209

Attention: Associate General Counsel and Secretary

Who will bear the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares of our common stock they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

How can I obtain an Annual Report on Form 10-K?

Our Annual Report is available on our website by following the Investor Relations tab at www.Pega.com, as well as at the following URL: www.edocumentview.com/pega. If you would like a paper copy of our Annual Report on Form 10-K, we will send it to you without charge. Please contact:

Pegasystems Inc.

One Rogers Street

Cambridge, MA 02142-1209

Attention: Associate General Counsel and Secretary

Telephone: (617) 374-9600

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or your ownership of our common stock, please contact our Associate General Counsel and Secretary at the address or telephone number listed above.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and Annual Report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number:

Pegasystems Inc.

One Rogers Street

Cambridge, MA 02142-1209

Attention: Associate General Counsel and Secretary

Telephone: (617) 374-9600

If you want to receive separate copies of the proxy statement or Annual Report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, which, except as otherwise noted below, is as of January 31, 2013, with respect to the beneficial ownership of our common stock by:

•	the stockholders we know to beneficially own more than 5% of our outstanding common stock;
•	each Director;
•	each executive officer named in the Summary Compensation Table included below in this proxy statement; and
•	all of our executive officers and Directors as a group.

Unless otherwise indicated, the address of each person listed below is c/o Pegasystems Inc., One Rogers Street, Cambridge, MA 02142.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES OWNED	NUMBER OF OPTIONS EXERCISABLE	NUMBER OF RESTRICTED STOCK UNITS VESTING	TOTAL SHARES BENEFICIALLY OWNED (1)	PERCENTAGE OF SHARES BENEFICIALLY OWNED (2)
5% Stockholders
Alan Trefler (3)	19,976,349	—	—	19,976,349	52.64%
BAMCO INC / NY (4)	2,072,902	—	—	2,072,902	5.46%
767 Fifth Avenue, New York, NY

Directors
Alan Trefler	See “5% Stockholders” Above	See “5% Stockholders” Above	See “5% Stockholders” Above	See “5% Stockholders” Above	See “5% Stockholders” Above
Peter Gyenes	14,278	—	—	14,278	*
Richard Jones (5)	472,007	30,000	—	502,007	1.32%
Steven Kaplan	25,822	45,000	—	70,822	*
James O’Halloran	68,848	—	—	68,848	*
Larry Weber	1,912	—	—	1,912	*
William Wyman	11,736	30,000	—	41,736	*

Named Executive Officers
Alan Trefler	See “5% Stockholders” Above	See “5% Stockholders” Above	See “5% Stockholders” Above	See “5% Stockholders” Above	See “5% Stockholders” Above
Craig Dynes	7,844	23,202	1,099	32,145	*
Douglas Kra	10,950	63,542	1,091	75,583	*
Michael Pyle	7,693	77,051	3,062	87,806	*
Leon Trefler	5,433	18,775	1,225	25,433	*
All executive officers and Directors as a group (6)	20,603,529	292,985	7,262	20,903,776	54.65%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has sole or shared voting or investment power, plus any shares that the person has the right to acquire within 60 days, including through the exercise of stock options. To our knowledge, unless otherwise indicated, all of the persons listed above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

(2)	The percent ownership for each stockholder is calculated by dividing the total number of shares beneficially owned by the stockholder by 37,947,821 shares (the number of shares of our common stock outstanding on January 31, 2013) plus any shares acquirable (including pursuant to stock options exercisable and RSUs vesting) by the stockholder within 60 days after January 31, 2013, and multiplying the result by 100.

(3)	Includes 92,000 shares of common stock held by the Trefler Foundation, of which Alan Trefler is a trustee. Mr. Trefler has voting and dispositive power over such shares, but has no pecuniary interest with respect to such shares. Mr. Trefler maintains margin securities accounts at one or more brokerage firms, and the positions held in such accounts, which may from time to time include shares of our common stock, may be used as collateral security for the repayment of any debit balances in those accounts, if any. As of January 31, 2013, Mr. Trefler held 795,000 shares of our common stock in these accounts.

(4)	As reported in the Schedule 13G filed with the SEC by BAMCO, Inc., Baron Capital Group, Inc., Baron Capital Management, Inc. and Ronald Baron on February 14, 2013. Collectively, these persons have shared investment power over all of these shares and shared voting power over 1,812,902 of these shares.

(5)	Mr. Jones has voting and dispositive power over such shares. Of these shares, 99,874 are held by the Jones Family Foundation, as to which Mr. Jones has no pecuniary interest. Mr. Jones maintains margin securities accounts at one or more brokerage firms, and the positions held in such accounts, which may from time to time include shares of our common stock, may be used as collateral security for the repayment of any debit balances in those accounts, if any. As of January 31, 2013, Mr. Jones held 235,000 shares of our common stock in these accounts.

(6)	Includes all persons who were Directors or executive officers of the Company (12 persons) on January 31, 2013.

ELECTION OF DIRECTORS

(Proposal 1 of Notice)

There are currently seven members of our Board of Directors, each of whom serves for a one-year term expiring at each annual meeting of stockholders. This year our Board of Directors has nominated Peter Gyenes, Richard Jones, Steven Kaplan, James O’Halloran, Alan Trefler, Larry Weber and William Wyman for re-election to the Board of Directors.

The persons named in the proxy card as proxies will vote to elect each of the nominees, unless you vote against the election of one or more nominees or abstain from voting on the election of one or more nominees, in each case, by marking the proxy card to that effect. If any of the nominees shall become unable or unwilling to serve, the proxies, unless authority has been withheld as to such nominee, may be voted for election of a substitute nominee designated by our Board of Directors, or the Board of Directors may reduce the number of Directors. Proxies may not be voted for more than seven persons.

There are no family relationships among any of our executive officers or Directors, with the exception of Alan Trefler, whose brother, Leon Trefler, became the Senior Vice President, Sales, in January 2010, and an executive officer of the Company at that time.

The Board of Directors recommends that you vote FOR the election of the nominees as Directors, and proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

The following information is furnished with respect to each of our Directors, which information is as of January 31, 2013. The information presented details the characteristics, qualifications, attributes and skills that led to the Board’s conclusion that each of our Directors is qualified to serve on the Board, including significant professional experience and service on the boards of other companies. It includes information each Director has given us about his age, all positions he holds with us, his principal occupation and business experience during at least the past five years, and the names of other publicly-held companies of which he serves as a Director. Additionally, it is our view that each Director exhibits integrity and high ethical standards, as well as sound business judgment and acumen, which are valued and expected characteristics for our Directors. Information about the number of shares of common stock beneficially owned by each Director, directly and indirectly, appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Nominees for Election for a Term of One Year Expiring in 2014

Peter Gyenes, 67, has been a Director of Pegasystems since March 2009. He also serves on our Audit and Nominating Committees. Mr. Gyenes has four decades of experience in global technical, sales, marketing, and general management positions within the software and computer systems industries. He is currently the Non-Executive Chairman of Sophos plc, a global security software company. He is an active investor and board member focusing on technology market opportunities. Mr. Gyenes also serves on the board of VistaPrint Limited, a global e-commerce provider of marketing services to small businesses, IntraLinks, Inc., a global provider of virtual data rooms, RealPage, Inc., a provider of web-based property management software, as well as a number of privately held technology companies, and is a Trustee Emeritus of the Massachusetts Technology Leadership Council. Mr. Gyenes previously served on the board of Lawson Software, Inc. (until 2011), Netezza Corporation (until 2010), Bladelogic, Inc. (until 2008), webMethods, Inc. (until 2007) and Applix, Inc. (until 2007). He served as Chairman and CEO of Ascential Software, as well as of its predecessor companies VMark Software, Ardent Software and Informix, and led its growth into the data integration market leader from 1996 until it was acquired by IBM in 2005. Previously, Mr. Gyenes served as President and CEO of Racal InterLan, Inc., and in executive positions at Data General Corporation, Encore Computer Corporation and Prime Computer, Inc. Earlier in his career, he held sales and technical positions at Xerox Data Systems and IBM. He is a graduate of Columbia University where he received both his B.A. in mathematics and his M.B.A. degree. Mr. Gyenes was awarded the 2005 New England Region Ernst & Young Entrepreneur of the Year award in Software. We believe Mr. Gyenes’ qualifications to serve on our Board of Directors include his four decades of leadership roles for global technology companies, including his positions as a chief executive officer and director, as well as his proven ability to bridge strategy with operational excellence and his experience with mergers and acquisitions.

Richard Jones, 61, joined Pegasystems in October 1999, serving as President and Chief Operating Officer until September 2002. Mr. Jones was a part-time employee of Pegasystems from July 2002 to July 2007. Mr. Jones was elected a Director of Pegasystems in November 2000, and served as Vice Chairman from September 2002 to July 2007. In July 2011, he was elected a member of our Compensation Committee and of our Nominating Committee. From 1995 to 1997, Mr. Jones served as a Chief Asset Management Executive and member of the Operating Committee at Barnett Banks, Inc., which at the time was among the nation’s 25 largest banks. He served as Chief Executive Officer of Fleet Investment Services, a brokerage and wealth management organization from 1991 to 1995. His prior experience also includes serving as Executive Vice President with Fidelity Investments, an international provider of financial services and investment resources, and as a principal with the consulting firm of Booz, Allen & Hamilton. Since June 1995, Mr. Jones has served as Chairman of Jones Boys Ventures, a retailer. Mr. Jones serves as a Director of Buyers Access, LLC, a purchasing and cost control specialist for the housing market, as well as Colo5, LLC, an independent data center operator and is currently a Trustee of Episcopal High School in Jacksonville, Florida. Mr. Jones holds an undergraduate degree from Duke University, with majors in both economics and management science. He also holds an M.B.A. degree from the Wharton School of the University of Pennsylvania. We believe Mr. Jones’ qualifications to serve on our Board of Directors include his financial expertise and business acumen, as well as his experience gained while serving as Pegasystems’ President and Chief Operating Officer.

Steven Kaplan, 57, has been a Director of Pegasystems since August 1999. In December 2000, he was elected a member of our Audit Committee, and in April 2004, he was elected a member of our Nominating Committee. Mr. Kaplan has served as a general partner of Riverside Partners, LLC, a private equity firm, since October 2006. He has been President of Kaplan Advisors LLC, a financial and strategy consulting firm, since January 2004. He was a Managing Director of The Audax Group, a private equity and venture capital firm, from January 2000 until December 2003. From 1998 to 2000, Mr. Kaplan was affiliated with Texas Pacific Group, a private equity firm, and he served as President, Chief Operating Officer and Chief Financial Officer of Favorite Brands International Holding Corp., a confectionery company controlled by Texas Pacific Group. From 1996 to 1997, Mr. Kaplan was Executive Vice President and Chief Financial Officer of the Coleman Company, Inc., an international manufacturer of camping, outdoor recreation and hardware equipment. Mr. Kaplan holds an M.S. in management, a B.S. in electrical engineering and computer science and a B.S. in management science from the Massachusetts Institute of Technology. We believe Mr. Kaplan’s qualifications to serve on our Board of Directors include his significant business and operational experience, including positions as a chief financial officer and director for several companies, as well as his experience with mergers and acquisitions.

James O’Halloran, 80, has been a Director of Pegasystems since 1999. In November of 2004, he was elected a member of our Audit and Nominating Committees, and he was elected a member of our Compensation Committee in April of 2005. From June 1999 to August 2001, he was the Senior Vice President, Chief Financial Officer, Treasurer, and Secretary of Pegasystems. Since 2004, Mr. Halloran has also served as a Director of Omtool, Ltd., a software firm focusing on electronic business document exchange systems. From 1991 to 1999, he served as President of G & J Associates, Ltd., a financial consulting firm. From 1956 to 1990, he was with the international accounting firm of Arthur Andersen LLP, serving as an audit partner from 1967 to his retirement in 1990. From August 2002 to February 2004, Mr. O’Halloran served as President and Chief Operating Officer of FabTech Industries of Brevard, Inc., a certified supplier of precision components for the aerospace, defense, medical, fuel cell and high tech industries. Mr. O’Halloran holds degrees in business administration and accounting from Boston College. We believe Mr. O’Halloran’s qualifications to serve on our Board of Directors include his extensive experience with public and financial accounting matters for global organizations, including his past service as Pegasystems’ Chief Financial Officer and as an audit partner for more than two decades with Arthur Andersen LLP.

Alan Trefler, 57, a founder of Pegasystems, has served as Chief Executive Officer and Chairman of the Board of Directors since Pegasystems was organized in 1983. Prior to 1983, he managed an electronic funds transfer product for TMI Systems Corporation, a software and services company. Mr. Trefler holds a B.A. degree in economics and computer science from Dartmouth College. We believe Mr. Trefler’s qualifications to serve on our Board of Directors include his extensive experience in the software industry, including as our founder, Chief Executive Officer and Chairman of our Board of Directors since the Company’s inception in 1983.

Larry Weber, 57, has been a Director of Pegasystems since August 2012. Mr. Weber has served as the Chief Executive Officer and Chairman of the Board of W2 Group, Inc., a digital marketing services ecosystem of marketing service companies organized to help chief marketing officers in their role as builders of communities and content aggregators, since he founded the company in September 2004. Mr. Weber has also served as a Director of Avectra, a provider of web-based association management software (AMS) and social CRM software since 2011. In 2001, Mr. Weber founded Weber Shandwick, one of the largest public relations agencies in the world. He also served as a member of the Board of Directors of Vertro, Inc., an online advertising and search company, from June 2005 to March 2012, and as its Chairman from April 2006 to March 2012. Mr. Weber is also a co-Founder and Chairman of the Board of the Massachusetts Innovation & Technology Exchange (MITX), one of the largest interactive advocacy organization in the world. Mr. Weber has authored four books including: Marketing to the Social Web: How Digital Customer Communities Build Your Business; Everywhere: Comprehensive Digital Business Strategy for the Social Media Era; Sticks and Stones: How Digital Business Reputations are Built Over Time and Lost in a Click; and The Provocateur: How a New Generation of Leaders are Building Communities, Not Just Companies. Mr. Weber holds a BA in English from Denison University, Ohio and an MFA in Writing and Literature from Antioch College, Oxford. We believe Mr. Weber’s qualifications to serve on our Board of Directors include his extensive experience in the global marketing and public relations industry, including positions as founder and Chairman of the Board for the W2 Group, Inc., and Director for several companies, as well as his experience with marketing and public relations.

William Wyman, 75, has been a Director of Pegasystems since June 2000. In December 2000, he was elected a member of our Audit Committee and served until June 2010. In April 2004 he was elected a member of our Nominating Committee, and in June 2006 he was elected a member of our Compensation Committee. In 2001, Mr. Wyman served as the Chief Executive Officer of Predictive Systems, Inc., which was a systems consulting and installation company. In 1984, Mr. Wyman co-founded Oliver Wyman and Company, a management consulting firm serving large financial institutions. He served as Managing Partner until 1995, when he became a counselor to chief executives of several companies, and a director for a number of companies in the technology and financial sectors. Mr. Wyman serves as a director of Dice Holdings Inc. a company that operates an online job board, Castle Harlan, a private equity firm, Sprout Group, a private equity firm, and Allston Holding LLC, a private proprietary trading firm. He also served from 2005 to 2009 as a director of Datascope Corp., a public company that manufactures medical devices. Prior to 1984, Mr. Wyman was a senior partner at Booz, Allen & Hamilton, where he served as President of the Management Consulting Group and head of the Financial Industries Practice. Mr. Wyman holds a degree in economics with honors from Colgate University and an M.B.A. degree from the Harvard Business School. We believe Mr. Wyman’s qualifications to serve on our Board of Directors include his extensive experience as a strategic advisor to technology companies and his executive leadership roles, as well as his service on several other boards.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that Pegasystems is managed for the long-term benefit of its stockholders and we are committed to maintaining sound corporate governance principles. During the past year, we continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the existing and proposed rules of the SEC and the listing standards of the NASDAQ Global Select Market (“Nasdaq”). Our corporate governance principles are described on the “Governance” section of our website at www.pega.com.

We have adopted a written Code of Conduct that applies to our Board of Directors and all of our employees, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions.

You can access our current committee charters and Code of Conduct in the “Governance” section of our website at www.pega.com or by contacting:

Associate General Counsel and Secretary

Pegasystems Inc.

One Rogers Street

Cambridge, MA 02142-1209

Phone: (617) 374-9600

Determination of Independence

Our Board of Directors has determined that none of Messrs. Gyenes, Jones, Kaplan, O’Halloran, Weber or Wyman has a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and that each of these Directors is “independent” within the meaning of Nasdaq’s director independence standards. Our Board of Directors has further determined that each of the members of our Audit Committee, Compensation Committee and Nominating Committee has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” within the meaning of Nasdaq’s director independence standards. There were no other transactions, relationships or arrangements not disclosed in this proxy statement that were relevant to the independence of the persons serving as members of our Board of Directors in 2012.

Board Leadership Structure and Risk Oversight

Since our inception in 1983, Mr. Trefler, the Company’s founder, has served as Chairman of our Board of Directors and as our Chief Executive Officer. We believe our leadership structure, which is often adopted by other public companies in the United States, has been effective for the Company, as evidenced by our solid performance and continued growth. We believe a combined Chairman and Chief Executive Officer, along with independent Board committees and a largely independent Board, provides balanced leadership for the Company. The Company does not have a lead independent director.

In his dual capacity as both Chairman and Chief Executive Officer, Mr. Trefler provides a strong vision and voice for leading and representing the Company to others, which provides cohesive management and reduces risk of confusion or redundant undertakings or messages. Mr. Trefler effectively serves as a bridge between our Board of Directors and the Company. As our founder, Mr. Trefler has guided the Company during three decades of growth. As such, he is most familiar with the Company’s operations and best suited to lead it into the future.

As part of our corporate governance process, our Board of Directors oversees the risk management process for the Company, which provides further checks and balances to our leadership structure. The Board receives reports from members of senior management on the functional areas for which they are responsible. Such reports may include operational, financial, sales, competitive, legal and regulatory, strategic and other risks, as well as any related management and mitigation. In addition, as part of its core functions, the Audit Committee reviews our internal audit, business and financial controls in collaboration with our senior management, including our Chief Compliance Officer, who reports directly to the Committee.

Director Candidates

Our stockholders may recommend Director candidates for inclusion by the Board of Directors in the slate of nominees which the Board recommends to our stockholders for election. The qualifications of recommended candidates will be reviewed by our Nominating Committee. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election as a Director by the stockholders, the name will be included in our proxy card for the stockholders meeting at which his or her election is recommended.

Stockholders may recommend individuals for the Nominating Committee to consider as potential Director candidates by submitting their names and background to the “Pegasystems Inc. Nominating Committee” c/o Pegasystems Inc., One Rogers Street, Cambridge, MA 02142-1209, Attention: Associate General Counsel and Secretary. The Nominating Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis. The process followed by the Nominating Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating Committee and the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating Committee will evaluate those candidates by following substantially the same process, and applying the same criteria, as for new candidates submitted by Board members.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended Director nominees, including candidates recommended by stockholders, the Nominating Committee will apply the criteria appended to the Nominating Committee’s charter. These criteria include the candidate’s integrity, business acumen, experience, commitment, diligence, conflicts of interest and the ability to act in the interest of all stockholders. Although the Company does not have a formal policy regarding diversity, the value of diversity is also considered, and the Nominating Committee charter specifically dictates that nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The Nominating Committee considers diversity in the broadest sense, encompassing also director experience, professions, skills, and background.

The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the Directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. More specific information regarding each Director nominee’s qualifications can be found in the preceding “Election of Directors” section of this proxy statement. No Director candidate was recommended to us by any beneficial owner of more than 5% of our common stock.

Communications from Stockholders and Other Interested Parties with the Board

The Board of Directors will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Board of Directors will, with the assistance of our Secretary, (1) be primarily responsible for monitoring communications from stockholders and other interested parties and (2) provide copies or summaries of such communications to the other Directors as he considers appropriate.

Communications will be forwarded to all Directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Board of Directors considers to be important for the Directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders and other interested parties who wish to send communications on any topic to the Board should address such communications to:

Chairman of the Board of Directors

c/o Pegasystems Inc.

One Rogers Street

Cambridge, MA 02142-1209

Attention: Associate General Counsel and Secretary

Board of Directors Meetings and Committees

The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance, rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of the Company and its stockholders. The Board selects, evaluates and provides for the succession of executive officers and, subject to stockholder election each year at our annual meeting, Directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on us. Management keeps the Directors informed of company activity through regular written reports and presentations at Board and committee meetings.

The Board of Directors met seven times in 2012. During 2012, each of our Directors attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees of which such Director was a member. The Board has standing Audit, Compensation and Nominating Committees. Each committee has a charter that has been approved by the Board. Each committee reviews the appropriateness of its charter and performs a self-evaluation periodically. Mr. Trefler is the only Director who is also an employee of Pegasystems. All members of all committees are non-employee Directors.

Executive sessions of non-employee Directors are held periodically each year, generally in conjunction with regularly scheduled meetings of the full Board. Any non-employee Director can request that an additional executive session be scheduled.

It is our policy that Directors should attend annual meetings of stockholders. All of the Directors attended the 2012 Annual Meeting of Stockholders.

Audit Committee

We have a standing Audit Committee of the Board of Directors. The current members of the Audit Committee are Messrs. Kaplan (Chairman), Gyenes and O’Halloran. Mr. O’Halloran qualifies as an “audit committee financial expert” under SEC rules. Each of Messrs. Kaplan, Gyenes, and O’Halloran is an “independent director” under applicable SEC and Nasdaq rules governing the qualifications of the members of audit committees. In addition, our Board of Directors has determined that each member of the Audit Committee is financially sophisticated in accordance with applicable Nasdaq standards. The Audit Committee met six times during 2012. The responsibilities of our Audit Committee and its activities during 2012 are described in the Report of the Audit Committee contained below in this proxy statement.

Compensation Committee

We have a standing Compensation Committee of the Board of Directors. The current members of the Compensation Committee are Messrs. O’Halloran (Chairman), Jones and Wyman. The Board has determined that each of Messrs. O’Halloran, Jones and Wyman is independent as defined under applicable SEC and Nasdaq rules. Our Compensation Committee held five meetings during 2012. The Compensation Committee evaluates and sets the compensation of our Chief Executive Officer and approves the salaries and bonuses of our other executive officers. The Compensation Committee also approves the grant of stock options and restricted stock units (“RSUs”), within guidelines established by our Board of Directors, to our officers and employees. The responsibilities of our Compensation Committee and its activities during 2012 are further described in the “Compensation Discussion and Analysis” and the “Compensation Committee Report,” each of which is contained below in this proxy statement.

Nominating Committee

We have a standing Nominating Committee of the Board of Directors. The current members of the Nominating Committee are Messrs. Gyenes, Jones, Kaplan, O’Halloran and Wyman, each of whom the Board has determined is independent as defined under applicable SEC and Nasdaq rules. Our Nominating Committee held one meeting during 2012. The purpose of the Nominating Committee is to identify qualified individuals as needed to become Board members and recommend to the Board the persons to be nominated by the Board for election as Directors at the Annual Meeting of Stockholders. The Nominating Committee is authorized to retain any such advisors or consultants it deems necessary or appropriate to carry out its responsibilities. For information relating to nominations of Directors by our stockholders, see “Director Candidates” above.

Audit Committee’s Pre-Approval Policy and Procedures

Our Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm, for the purpose of maintaining the independence of our independent registered public accounting firm, or by any other audit firm registered with the Public Company Accounting Oversight Board that we may engage from time to time (each, a “PCAOB Registered Firm”). For audit services, each year the independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be accepted by the Audit Committee. The independent registered public accounting firm also submits an audit services fee proposal, which also must be approved by the Audit Committee before the audit commences.

Management also submits to the Audit Committee a description of non-audit services that it recommends the independent registered public accounting firm or any other PCAOB Registered Firm be engaged and to provide an estimate of the fees to be paid for each. Management and the independent registered public accounting firm must each confirm to the Audit Committee that the performance of the non-audit services would not compromise the independence of the auditors and would be permissible under all applicable legal requirements. The Audit Committee must approve both the non-audit services and the budget for each such service before commencement of the work. Management and the independent registered public accounting firm report to the Audit Committee periodically as to the non-audit services actually provided by the independent registered public accounting firm and the approximate fees incurred by us for those services.

All audit and non-audit services provided by Deloitte & Touche LLP in 2012 and 2011 were pre-approved by the Audit Committee.

DIRECTOR COMPENSATION

Non-employee Directors are paid an annual cash retainer of $55,000, covering the period from each annual meeting of stockholders to the following year’s annual meeting. On the date of each annual meeting of stockholders, it is our policy to grant to each non-employee Director a number of shares of unrestricted common stock equal to $70,000 divided by the fair market value of a share of our common stock on the date of issuance. Non-employee Directors receive an initial award of restricted stock units (“RSUs”) in consideration of their appointment to the Board, which are valued at approximately $75,000, based on the fair market value of the Company’s common stock on the grant date. The RSUs vest in three equal annual installments.

Additionally, we pay an annual cash retainer (paid in quarterly installments) to Directors serving on the Audit and Compensation Committees: $10,000 to each Audit Committee member and $20,000 to the Audit Committee Chair; and $6,000 to each Compensation Committee member and $8,000 to the Compensation Committee Chair.

In addition to the above, we also offer to reimburse non-employee Directors for expenses incurred in attending Board, committee or other company meetings.

The following table provides compensation information for 2012 for each person who served as a member of our Board of Directors in 2012.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Alan Trefler	—	—	—	—	—	—	—
Peter Gyenes	65,000(2)	70,000	—	—	—	—	135,000
Richard Jones	61,000(3)	70,000	(4)	—	—	—	131,000
Steven Kaplan	75,000(5)	70,000	(6)	—	—	—	145,000
James O’Halloran	73,000(7)	70,000	—	—	—	—	143,000
Larry Weber	40,500(8)	126,000(9)	—	—	—	—	166,500
William Wyman	61,000(10)	70,000	(11)	—	—	—	131,000

(1)	These amounts reflect the dollar amount of the aggregate grant date fair value of awards granted in 2012, in accordance with FASB ASC Topic 718.
(2)	Consists of Board retainer fees of $55,000 and committee retainer fees of $10,000.
(3)	Consists of Board retainer fees of $55,000 and committee retainer fee of $6,000.
(4)	As of December 31, 2012, Mr. Jones held options to purchase an aggregate of 30,000 shares of our common stock.
(5)	Consists of Board retainer fees of $55,000 and committee retainer fees of $20,000.
(6)	As of December 31, 2012, Mr. Kaplan held options to purchase an aggregate of 45,000 shares of our common stock.
(7)	Consists of Board retainer fees of $55,000 and committee retainer fees of $18,000.
(8)	Consists of Board retainer fees of $40,500. Mr. Weber joined the Company on August 27, 2012, and his annual cash fee was prorated accordingly.
(9)	Reflects Mr. Weber’s initial equity award of RSUs valued at $75,000 and a prorated annual award of unrestricted common stock valued at $51,000 in consideration of his appointment to the Board.
(10)	Consists of Board retainer fees of $55,000 and committee retainer fees of $6,000.
(11)	As of December 31, 2012, Mr. Wyman held options to purchase an aggregate of 30,000 shares of our common stock.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This “Compensation Discussion and Analysis” section describes the material elements of our compensation programs for our executive officers, including those executive officers identified in the “Summary Compensation Table” included below, who are also referred to as our “Named Executive Officers.” This section also provides an overview of our executive compensation philosophy and analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee” or “Committee”) arrives at specific compensation decisions and policies.

Our executive compensation is designed to reward performance by our executives and to align the interests of our executives with our stockholders. It is comprised of the following elements of fixed and variable compensation:

•	Base salary;

•	Annual bonuses tied to the achievement of corporate goals;

•

Additional quarterly individual incentive compensation tied to the achievement of individual goals by our executive officers, the attainment of which supports the Company’s achievement of its corporate goals;

•	Equity awards comprised of both stock options and RSUs that vest over time; and

•	Other customary employment-related benefits.

The Board and the Committee believe that the Company’s performance-based executive compensation program effectively correlates pay with performance, and, in doing so, aligns the interests of our stockholders and executives. It ties significant variable compensation, such as the annual and quarterly incentive compensation opportunities, as well as equity awards, with the Company’s achievement of its corporate goals. By linking executive compensation with corporate performance, our executive compensation program promotes stockholder value and the Company’s continued growth and success.

Advisory Vote on Executive Compensation, “Say on Pay”

In 2012 and 2011, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we conducted an advisory vote of our stockholders on our executive compensation program for our Named Executive Officers, sometimes called “Say on Pay.” In both years, our stockholders overwhelmingly approved our executive compensation programs with more than 80% of the votes entitled to be cast at our 2012 and 2011 Annual Meetings in support of our “Say on Pay” resolution. We value the feedback of our stockholders. As a result, our compensation program continues to be modeled on the same principles that received the strong support of our stockholders in the past two years.

Oversight of Compensation Programs

The Compensation Committee. The Compensation Committee oversees all of the compensation programs that we offer to our executive officers. In 2012, the Compensation Committee’s schedule of meetings, as well as the agenda items for those meetings, was established by our Senior Vice President of Human Resources, Jeffrey Yanagi, with input from the Chair of the Compensation Committee, James O’Halloran, and our Chief Executive Officer, Alan Trefler. During 2012, the Compensation Committee met five times. At those meetings, the Compensation Committee addressed the following matters, among others: discussion and review of the compensation paid to the Company’s executive officers, including review and approval of the 2012 base salaries, target bonuses and corporate incentive compensation plan for executive officers; review of the Company’s 2011 and 2012 strategic goals; analysis and approval of the bonus payments under the 2011 Corporate Incentive Compensation Plan; review and approval of the 2012 Corporate Incentive Compensation Plan and base salary increase budget for Company employees; and approval of all grants of stock options and RSUs to employees of the Company. Additionally, the Compensation Committee reviewed and approved all grants of stock options and RSUs to newly hired Company employees through a process of regularly scheduled written consents.

To facilitate the Compensation Committee’s review of each of the elements of the compensation paid to the executive officers, and to assist with the Committee’s determination of compensation for 2012, management provided the Compensation Committee with “tally sheets.” These tally sheets detailed each executive officer’s total compensation in 2011, including the cash value of each element of that total compensation, including salary, bonus, additional incentives, equity awards, the Company’s 401(k) plan match contribution, Company-paid parking, and Company-paid health, dental and other insurance premiums. The Compensation Committee also considered more detailed information regarding the equity components of executive compensation, including the total value of outstanding “in-the-money” vested stock options and unvested stock options and RSUs and the retentive value of such awards. Additionally, the Committee also reviewed organizational data for each executive officer, including the number of employees in each executive officer’s department and the level of responsibility of such employees, to gain a more detailed understanding of the scope of responsibility of each executive officer in determining that executive officer’s compensation.

The Compensation Committee considers the data provided on these tally sheets and the organizational summaries, along with benchmarking information for the role of each executive officer, as further detailed in the “Objectives of Compensation Programs, Benchmarking” section below, when setting executive compensation for the year. The Compensation Committee uses this information to ensure that the total amount of compensation paid to the executive officers is consistent with the Company’s compensation philosophy, rather than focusing only on the base salaries and bonuses of the executive officers.

Compensation and Other Consultants. In 2012, the Company’s management continued to utilize Longfellow Benefits for consulting services regarding health benefits-related matters and The Kelliher Group of Morgan Stanley for consulting services related to its 401(k) defined contribution plan. Longfellow Benefits assisted with benefit plan design, vendor assessment, cost considerations and plan oversight; while members of The Kelliher Group participated in meetings of the Company’s internal 401(k) Committee (which is composed of representatives from the Company’s Finance and Human Resources departments) and provided fund guidance and regulatory updates.

The Compensation Committee may retain the services of advisors, and it has the budgetary authority to hire such advisors as it deems necessary, although it did not do so in 2012. The Compensation Committee does not currently engage its own outside consultant for advice because its members are comfortable with the benchmarking data and other supporting information provided by the Company’s management and believes they are adequately experienced and equipped to address the relevant issues and provide appropriate executive compensation market data. The Compensation Committee also believes that outside consultants are unnecessary at this time because our executive officers’ compensation is primarily composed of base salary, bonus, stock option and RSU grants, and does not include more complex elements such as deferred compensation plans.

Role of Executives in Establishing Compensation. In 2012, our Human Resources Department, led by Mr. Yanagi, researched appropriate types and levels of compensation for our executive officers and created preliminary recommendations based on that research. Alan Trefler reviewed those preliminary recommendations and provided additional guidance. The final recommendations of management were then presented to the Compensation Committee for review and discussion. Mr. Trefler, along with Mr. Yanagi and other members of the Company’s Human Resources management team, and the Company’s Secretary, generally attended meetings of the Compensation Committee as required.

The Compensation Committee may form and delegate its authority to one or more subcommittees of members of the Compensation Committee as it deems appropriate from time to time under the circumstances (including a subcommittee consisting of a single member of the Compensation Committee). The Compensation Committee does not delegate decisions regarding the compensation of executive officers to management, except that the attainment of each executive officer’s annual cash bonus is tied to that individual’s level of contribution to the Company’s strategic goals as determined by Mr. Trefler in consultation with the Committee, and as further described below in this “Compensation Discussion and Analysis” section.

Additionally, each of our executive officers other than Mr. Trefler will be provided an opportunity for 2013, as they have in past years, to receive additional performance-based compensation tied to the attainment of individual goals established by Mr. Trefler, as further described below in this “Compensation Discussion and Analysis” section.

Objectives of Compensation Programs

Compensation Philosophy. The objective of our executive compensation program is to align executive compensation with the achievement of the Company’s strategic and financial goals. The program focuses on long-term indicators of the underlying success of our business, rather than on ancillary indicators such as our stock price or earnings per share that may be influenced by other factors and may not necessarily demonstrate the underlying success of our business. Pegasystems’ compensation philosophy is built upon principles of internal equity with respect to each executive’s role relative to others within the Company, external competitiveness, recognition of performance against short and long-term goals, and the sharing of success. Therefore, the Company’s compensation program is primarily focused on internal and external benchmarking, and the level of attainment of target goals, most of which are shared goals relating to the Company’s overall performance.

Our compensation program is designed to reward superior performance by our executive officers. In measuring the contribution of the executive officers to the Company, the Committee considers their performance relative to the applicable unit goals such as license signings, profit margins, other financial metrics and other specific objectives set by management. While compensation surveys are useful guides for comparative purposes, the Compensation Committee believes that a successful compensation program also requires the application of judgment and subjective determinations of individual and Company performance. Therefore, the Committee applies its judgment when reconciling the program’s objectives with the realities of retaining valued employees.

Benchmarking. In making compensation decisions, management and the Compensation Committee compare each element of total cash compensation against a peer group of business-to-business software companies that the Compensation Committee believes compete with the Company for executive talent and have similar revenue. In general, the Compensation Committee targets total cash compensation, consisting of base salary and bonuses (“Total Cash Compensation”), to the Company’s executive officers that is within the range of the 50th to 75th percentile, but generally at or slightly above the 50th percentile, of the Total Cash Compensation paid to the executive officers of the benchmark companies, with the exception of our Chief Executive Officer who is compensated below the 50th percentile due to his status as a significant shareholder of the Company.

We believe that it is helpful to utilize data from a very wide array of comparable companies in order to determine the best pay scales to apply to our executive compensation program. The Company primarily considered data from Radford, which the Company believes to have the most relevant and comprehensive data for this purpose.

Generally, the Radford surveys included data and breakout information from software companies based upon annual revenue and geographic location. The surveys analyzed compensation data from several hundred companies and provided specific data based on each executive officer’s role. Generally, the Company’s primary benchmarks are from software companies with annual revenue ranging from $200 million to $1 billion, which we believe is the most relevant benchmark for the Company’s executive compensation program. In addition, breakout data was also reviewed from software companies with annual revenue from $200 million to $499.9 million and from $500 million to $999.9 million.

Prior to 2012, the Company utilized IPAS, in addition to Radford, as a secondary market data source for benchmarking purposes. In 2012, IPAS was replaced by the Company with another survey source, Comptryx, which the Company believes provides more comprehensive market trends and metrics. In reviewing the Comptryx data, the Company focused on benchmarking against companies with less than $1 billion in annual revenue, as well as software and Boston-based companies participating in Comptryx surveys. Data from both Comptryx and Radford were considered when evaluating 2013 executive compensation.

In addition to the standard benchmarking industry surveys mentioned above, we also review compensation practices of a select group of similar companies, which we benchmarked through the use of proxy statements including: Akamai Technologies, Inc., Aspen Technology, Avid Technology, DST Systems Inc., Fair Isaac Corporation, Gartner Inc., IBM Corporation, Netsuite Inc., Nuance Communications, Oracle Corporation, Progress Software Corporation, Salesforce.com Inc., Sapient Corporation, TIBCO Software Inc., and Unisys Corporation. We believe that these companies are appropriate benchmarks because one or more of the following applies: (a) they are of comparable size and revenue; (b) they are in a comparable industry; or (c) they are within our geographic market.

The Company’s senior management uses this benchmarking data to establish the recommended levels of compensation for the executive officers in a manner consistent with the Company’s compensation philosophy, and the Compensation Committee uses this data to determine whether those recommended levels of compensation are reasonable and consistent with the goal of providing Total Cash Compensation that is targeted within the 50th to 75th percentile, but generally at or slightly above the 50th percentile, of the Total Cash Compensation paid to the executive officers of the benchmark companies. In 2012 the actual Total Cash Compensation paid to the Company’s Named Executive Officers generally fell within that range, with the exception of the Company’s Chief Executive Officer who is compensated below the 50th percentile due to his status as a significant shareholder of the Company, as noted above.

Elements of Compensation

Elements of compensation for our executive officers consist of the following: salary; bonus; additional incentive compensation opportunities; stock option and RSU awards; health, disability and life insurance; a match by the Company of 401(k) defined contribution plan contributions; and Company-paid parking. Base salaries are set for our executive officers at the regularly scheduled annual February or March meetings of our Compensation Committee. At these meetings, the Committee also approves and adopts the bonus payments based on the prior year’s results, and the target bonus levels for the current year. In considering each element of compensation, our Compensation Committee considers the following factors:

Salary. Cash compensation in the form of base salary is intended to reflect an executive’s knowledge, skills and level of responsibility, as well as the economic and business conditions affecting the Company. In determining the salary of each executive officer, the Compensation Committee reviews compensation for comparable positions in other software companies and in other similarly-sized companies contained in published surveys or gleaned from the public disclosure filings of publicly-traded companies, as noted in the Benchmarking section above. As discussed above, the Compensation Committee’s approach in 2012 was that Total Cash Compensation for our executive officers should be targeted between the 50th and 75th percentile, but generally at or slightly above the 50th percentile, of the Total Cash Compensation for similarly situated executives in comparable companies. On average, the base salaries of the executive officers for 2012, other than the Chief Executive Officer and Senior Vice President, Sales, each as discussed below, comprise approximately 64% of their target Total Cash Compensation, with the remainder provided in the bonus portion of such compensation. The base salary of the Chief Executive Officer is approximately

53% of his target Total Cash Compensation, due to his higher bonus percentage eligibility; while the base salary of the Senior Vice President, Sales is approximately 45% of his target Total Cash Compensation, with the remainder provided through his anticipated commission earnings.

Our Named Executive Officers for 2012, as listed in the Summary Compensation Table, other than the Chief Executive Officer, included Craig Dynes, Douglas Kra, Michael Pyle, and Leon Trefler. The base salaries of each of the Named Executive Officers were raised effective as of January 1, 2012 by the following percentage increases: Mr. Dynes, 4.6%; Mr. Kra, 3.4%; Mr. Pyle, 3.5%; Leon Trefler, 3.6%, and, Alan Trefler, 4.0%. In each of these cases, the raises were given to remain competitive with the market and to recognize past performance.

Bonuses – Corporate Incentive Compensation Plan. Annual cash bonuses are intended to reward executive officers for the achievement of the Company’s operational and strategic goals. The mechanism that we use to determine whether, and to what extent, annual cash bonuses are paid to our executive officers is the Corporate Incentive Compensation Plan for executive officers (the “Executive Incentive Plan”) that is approved by the Compensation Committee each year at its regularly scheduled February or March meeting.

The Executive Incentive Plan for 2012 covered the period from January 1 through December 31 (the “Incentive Period”). The Incentive Plan is designed to establish a pool of funds to be available for making bonus payments to the executive officers if the Company achieves certain performance goals during the Incentive Period. The aggregate 2012 target cash bonus amount for the Company’s Named Executive Officers was $875,500 (the “Aggregate Target Bonus Amount”). Additional incentive compensation opportunities described below were also provided to Messrs. Dynes, Kra, Pyle, and Leon Trefler. The target bonuses for the Named Executive Officers, with the exception of our Chief Executive Officer and Senior Vice President, Sales, represented 50% of the base salaries for those executive officers. For our Chief Executive Officer, the target bonus represented 90% of his base salary; and for our Senior Vice President, Sales, the target bonus represented 20% of his base salary given his additional opportunity to earn additional cash compensation in the form of sales commissions as described further below.

For purposes of the Executive Incentive Plan, the performance goals are divided into two categories. The first category is comprised of the corporate financial goals related to revenue, license signings and profitability, as approved by the Board of Directors in connection with establishing the Company’s annual budget, with qualified new license signings weighted at 45% of total achievement, annual revenue weighted at 15% and profitability weighted at 10%. The second category is comprised of the qualitative strategic goals as approved by the Board of Directors as part of the Company’s annual strategic planning, with the strategic goals in the aggregate weighted at 30% of total achievement. Together, these two categories make up a single performance target under the Executive Incentive Plan (the “Corporate Performance Target”).

The percentage achievement of the Corporate Performance Target (the “Funding Percentage”) determines the extent to which the Executive Incentive Plan is funded. The Executive Incentive Plan will be funded with an amount equal to the Aggregate Target Bonus Amount multiplied by the Funding Percentage, except that if the Funding Percentage is less than 70% then the Executive Incentive Plan will not be funded at all. In 2012, if the Corporate Performance Target had been exceeded, the percentage achievement of the Corporate Performance Target for purposes of funding the Executive Incentive Plan would have been deemed equal to 100% plus an enhanced incentive as determined by the Board in its discretion. In 2012, the Funding Percentage was 82%, which is consistent with the Company’s level of achievement of the Corporate Performance Target.

For 2012, once the Funding Percentage was determined, the actual bonus payment for each executive officer was subject to adjustment to reflect each individual’s level of contribution to the Company’s strategic goals, as determined by our Chief Executive Officer and, in the case of our Chief Executive Officer, by the

Compensation Committee. The Company’s strategic goals are established each year by the Company’s senior management team and describe the Company’s key operational initiatives related to customer success, target market leadership, product leadership, operational excellence, the development of personnel, and enhanced enablement training. The Chief Executive Officer assesses each executive officer’s contribution to the overall operational plan and to the executive officer’s specific functional unit. Prior to making a final determination regarding the attainment or non-attainment of each executive officer’s individual goals, the Chief Executive Officer consults with the Compensation Committee. In 2012, the Chief Executive Officer determined that each of our executive officers attained his individual goals in the aggregate.

The target bonus levels established for our executive officers represent management’s and the Compensation Committee’s assessment of a very high level of achievement of specific goals. Where target bonus levels relate to financial goals that are also the subject of our published financial guidance, these goals are generally established at levels that represent over-performance in relation to the guidance that we publish at the beginning of each calendar year. In many years, as in 2012, these goals have not been fully achieved; in other years, they have been met or, in some cases, exceeded. For example, for 2009, the payout by the Company was 102% of the target bonus level, as the Company exceeded its goals for that year. For 2010, the payout by the Company was 85% of the target bonus level, which was consistent with the Company’s level of achievement of the Corporate Performance Target for that year. For 2011, the payout by the Company was 90% of the target bonus level, which was consistent with the Company’s level of achievement of the Corporate Performance Target for that year.

For 2012, the Compensation Committee approved annual bonuses for our executive officers consistent with the 82% Funding Percentage. Accordingly, Alan Trefler received a bonus of $287,607; Mr. Dynes received a bonus of $139,282; Mr. Kra received a bonus of $122,921; and Leon Trefler received a bonus of $46,708. Mr. Pyle elected to receive fifty percent of his bonus in RSUs. Therefore, Mr. Pyle received a cash bonus of $60,384, plus 2,053 shares of the Company’s common stock, representing an annual bonus consistent with the Funding Percentage.

The Compensation Committee has approved the 2013 Executive Incentive Plan, which operates in the same manner as the 2012 Executive Incentive Plan. Historically, the Committee has also approved a similar plan for the Company’s employees (the “Employee Incentive Plan” and, together with the “Executive Incentive Plan,” the “Incentive Plans”), with the exception of certain of our Sales employees who are on a sales incentive commission plan.

Bonuses – Additional Incentive Compensation Opportunities. In 2012, each of our executive officers, other than Alan Trefler, was also eligible to receive an incentive payment based upon the achievement of specific individual performance goals established by the Chief Executive Officer. Mr. Dynes was eligible for $21,000 in additional incentive payments based upon the achievement of objectives related to the transition of the Company’s Cambridge, Massachusetts headquarters to a new location in Cambridge; a corporate dashboard for measuring the status of the Company’s business and financial operations; and implementing advancements in the Company’s information technology group. Mr. Kra was eligible for $21,000 in additional incentive payments based upon the achievement of objectives relating to service delivery and staff development. Mr. Pyle was eligible for $21,000 in additional incentive payments based upon the achievement of objectives relating to product performance and customer support. Leon Trefler was eligible to receive an additional $50,000 in incentive payments based upon the achievement of objectives related to increasing the effectiveness of Sales managers, forecasting accuracy, partner-led transactions, as well as expense management.

The executive officers were eligible for these additional incentive payments in the first, second and third quarters of the year, up to one-third for each quarter, based upon the level of achievement of their respective objectives. Generally, our Chief Executive Officer conducted quarterly reviews with each executive officer of their respective performance towards achieving these individual goals. In 2012, Mr. Dynes received $21,000; Mr. Kra received $15,540; Mr. Pyle received $16,240; and Leon Trefler received $19,850, towards the achievement of their respective goals.

Similarly, in 2013, each of our executive officers, with the exception of Alan Trefler, is eligible to receive additional incentive payments based upon the performance of specific individual goals tied to the achievement of operational objectives in the first, second, and third quarters of 2013. Mr. Pyle is eligible for $21,000 in additional incentive payments. Leon Trefler is eligible for $50,000 in additional incentive payments. Mr. Kra is eligible for $36,000 in additional incentive payments. The executive officers will be eligible for these additional incentive payments based upon the level of achievement of their respective objectives. Our Chief Executive Officer will conduct quarterly reviews with each executive officer of his respective performance towards achieving these individual goals. Mr. Dynes, who resigned from the Company effective in March 2013, is not eligible for any incentive payments.

In addition, in 2012, Leon Trefler was eligible for $240,000 in additional incentive compensation related to the value of qualified new license signings achieved by the Company. In 2012, Leon Trefler’s actual additional incentive compensation in the form of sales commissions related to this goal was $171,695. In 2013, Leon Trefler will also be eligible for $240,000 in additional incentive compensation related to the value of qualified new license signings.

Equity Awards. The Compensation Committee utilizes stock options and RSUs, as long-term, non-cash incentives and as a means of aligning the long-term interests of executives and stockholders. In the case of stock options, this is because they do not become valuable to the holder unless the price of our stock increases above the fair market value of our stock on the date of grant. In the case of RSUs, an RSU delivers more value than a stock option to the holder if the price of our stock remains constant, but the value to the holder increases as our stock price increases over time.

Stock options deliver to the recipient a right to receive an option to purchase a specified number of shares of the Company’s common stock upon vesting, while RSUs deliver to the recipient a right to receive a specified number of actual shares of the Company’s common stock upon vesting. Unlike stock options, RSUs do not require an additional payment by the executive officer at the time shares are issued. Therefore, RSUs provide value to our executives even if the Company’s stock price remains constant. Additionally, RSUs, while more expensive than options to the Company by approximately a two and a half to one ratio, can be more efficient based upon the benefit to the executive in comparison to the cost to the Company. RSU grants do not result in the same amount of dilution upon issuance to the Company’s investor ownership as that caused by stock options, because the same incentive associated with options can be provided to the executive with RSUs, but with fewer shares ultimately issued.

In determining the value of equity grants to recipients, the Company values its RSUs at the fair value of our common stock on the grant date, which is the closing price of our common stock on that date, less the present value of expected dividends, as the executive officers or other employees are not entitled to dividends during the requisite service period. The Company values its stock options using a Black-Scholes option valuation model. Equity awards typically vest over a five-year period.

Beginning in 2008, the Company’s Board of Directors also approved the election by executive officers and other employees to receive 50% of their target incentive compensation under the Incentive Plans in the form of RSUs instead of cash. For this purpose, RSUs are valued at their fair value on the grant date. If elected by an executive officer or other employee, the equity amount is equal in value on the date of grant to 50% of his or her target incentive opportunity, based on the employee’s annual base salary. The number of RSUs granted is determined by dividing 50% of the employee’s target incentive opportunity by the fair value of a RSU on the grant date.

If elected pursuant to the Incentive Plans, the equity grant occurs during the open trading period following the public release of the Company’s financial results for the prior year and vests 100% on the Incentive

Plans payout date for all participants. Vesting is conditioned upon threshold funding of the Incentive Plans, a written acknowledgement by the employee of understanding the terms of the plan, and status as an active employee in good standing. If these conditions are not met, the equity grant does not vest and expires. In 2012, Mr. Pyle elected to receive 50% of his annual incentive compensation in RSUs.

Equity Award Granting Practices. Executive officers, and most employees, have typically received an initial equity grant upon joining the Company. Grants to newly hired employees are determined based upon a target financial value associated with their job type, rather than a pre-determined number of options or RSUs based on an individual’s level of job responsibilities, which the Company believes improves our ability to more effectively communicate the value of equity grants to our employees. For all employee positions which are at the director level or above, equity grants are comprised of equal mix of stock options and RSUs, with 50% of the target value granted in stock options and 50% in RSUs. For those employees who hold positions below the director level, equity grants are awarded in RSUs.

The Compensation Committee also makes periodic grants of stock options and RSUs to the executive officers on an annual basis. The Committee evaluates the equity awards in the context of each executive officer’s total compensation, as well as when determining their annual base salaries and incentive cash compensation. Equity awards are typically granted at the start of the applicable year or at the end of the prior year.

For periodic grants, the number of stock options and RSUs granted to an executive officer is determined by taking into consideration factors such as: (i) the number of equity awards previously granted to the executive; (ii) the executive’s remaining equity awards exercisable and the value of those equity awards; (iii) the prior performance of the executive; (iv) the anticipated value that an executive will add to the Company in the future; (v) the fair value of the Company’s stock options and RSUs; (vi) the target value, as discussed above; (vii) the retentive value of equity awards; and (viii) the equity awards in the context of each executive officer’s total compensation. The Company anticipates making periodic equity awards every 12 months in the future.

In March 2012, the Compensation Committee approved a periodic equity grant for the executive officers in the form of 50% stock options and 50% RSUs, as part of their 2012 total compensation package. In December 2012, the Compensation Committee awarded the executive officers an equity grant as part of their 2013 total compensation package, which was aligned with the Company’s standard periodic grant for eligible employees. This grant was awarded solely in stock options in order to deliver enhanced income potential and maximize the retention of our executive team.

Other Perquisites. In addition to the elements of compensation discussed above, the Company offers the executive officers Company-paid parking at our home office location, and contributions towards health, dental, life, accidental disability and dismemberment, and disability insurance premiums. The Company does not offer deferred compensation of any kind, nor does it offer retirement benefits other than a 401(k) defined contribution plan. The Company typically matches 50% of contributions made by executive officers and other employees to the 401(k) plan, up to a cap of 50% of 6% of the executive officer’s or employee’s base salary.

Compensation of the Chief Executive Officer in 2012. The Compensation Committee believes that the Chief Executive Officer continued to perform at a high level in 2012, and that his performance is not reflected in his salary. The Chief Executive Officer’s comparatively low salary reflects his status as a significant shareholder in the Company, and, as such, his personal wealth is tied directly to sustained increases in the Company’s value. In 2012, the Chief Executive Officer’s salary was increased by 4.0%. In 2012, Mr. Trefler was eligible for an annual bonus of up to 90% of his base salary based upon a review of the Company’s performance against its financial and strategic goals for the year. In determining the Chief Executive Officer’s bonus for 2012, the Compensation Committee considered the factors described above and ultimately determined that he should be granted a bonus of $287,607, representing a payment that is consistent with the 2012 Funding Percentage. As has been the Compensation Committee’s past practice, no stock options or RSUs were granted to the Chief Executive Officer because of his already significant holdings of Company stock.

Elements of Post-Termination Compensation. We have entered into employment offer letters with Messrs. Dynes and Kra containing provisions for additional cash compensation upon termination of employment under certain circumstances. Specifically, each of these letters provides for a lump-sum severance payment equal to six months of then-current base salary in the event that such officer’s employment is terminated by the Company without cause. In addition, for Mr. Dynes, for each additional six months of employment following the first anniversary of Mr. Dynes’ start date as a Named Executive Officer, the amount of severance was subject to increase by one month of base salary up to a maximum total of twelve months.

Our primary rationale for these payments is that we believe that it is standard in our industry to provide a reasonable severance payment to certain high ranking executive officers in the event that they are terminated without cause, and that the absence of such arrangements might jeopardize our chances of hiring and retaining such executives. We limit such post-termination compensation arrangements to situations in which such executive officers are actually terminated, rather than those in which there is a mere change of control. In the event that such a termination without cause occurred to one of these executive officers at the base salary levels in effect on December 31, 2012, Mr. Dynes would have been eligible to receive $340,000, while Mr. Kra would have received $150,000. Additionally, while any acceleration of unvested options generally occurs solely at the discretion of our Board of Directors, the options to purchase 100,000 shares of common stock that Mr. Dynes was granted at the time of his hire, were subject to a minimum acceleration of vesting of six months in the event of a sale of the Company (as defined in the 2004 Amended and Restated Long-Term Incentive Plan).

While these offer letters, which have been previously filed with the SEC, do not specifically define what constitutes a termination “without cause,” the Company believes that the term “cause” as used in these employment offer letters would be construed consistently with Massachusetts case law, which generally defines “cause” in this context to mean that the Company had a reasonable good faith basis for dissatisfaction with the employee, due to lack of capacity or diligence, failure to conform to usual standards of conduct, or other culpable or inappropriate behavior, or grounds for discharge reasonably related, in the Company’s good faith judgment, to the needs of the business. There are, or were, no other conditions to the payment of the severance amounts other than, in the case of Mr. Dynes, the execution and delivery of a mutually acceptable form of release.

Mr. Dynes, who resigned from the Company effective in March 2013, was not eligible for any benefits under his employment offer letter.

Impact of Regulatory Requirements

Our stock option and RSU grant policies are impacted by FASB ASC Topic 718, formerly FAS 123(R), which we adopted on January 1, 2006. As a result of the adoption of this accounting policy, the Company has generally reduced the number of stock options granted to employees, as has been the case with many companies of similar size in our industry.

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive and its four other most highly compensated executives. Performance-based compensation is excluded from the compensation taken into account for purposes of the limit if certain requirements are met. We structure our stock options and RSUs granted to executives in a manner that complies with the performance-based requirements of the statute. The Committee believes that, given the general range of salaries and bonuses for executive officers, the $1 million threshold of Section 162(m) will not be reached by any of our executive officers in the foreseeable future. Accordingly, the Compensation Committee has not considered what its policy regarding compensation not qualifying for federal tax deduction might be at such time, if ever, as that threshold becomes within range of any executive officer.

EXECUTIVE COMPENSATION

The following table sets forth information required under applicable SEC rules about the compensation for 2012, 2011 and 2010 of (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our three most highly compensated other executive officers who were serving as officers on December 31, 2012 (collectively, the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($) (3)		All Other Compensation ($) (4)	Total ($)
Alan Trefler	2012	390,000	—	—		—		287,607		21,316	698,923
Chairman and Chief Executive Officer	2011	375,000	—	—		—		299,149		21,770	695,919
	2010	344,000	—	—		—		247,918		20,233	612,151

Craig Dynes	2012	340,000	—	100,029		99,995		160,282		25,452	725,757
Chief Financial Officer and Senior Vice President	2011	325,000	—	90,865		90,001		171,765		26,052	703,683
	2010	313,000	—	25,011		25,014		145,812		24,737	533,574

Douglas Kra	2012	300,000	—	100,029		395,387	(7)	138,461		25,676	959,553
Senior Vice President, Pega Consulting	2011	290,000	—	90,865		90,001		160,256		26,006	657,128
	2010	275,000	—	25,011		25,014		133,157		24,673	482,855

Michael Pyle	2012	295,000	—	173,793	(5)	346,154	(7)	76,624		20,341	911,912
Senior Vice President, Engineering	2011	285,000	—	147,640	(5)	75,011		68,545		21,567	597,763
	2010	270,000	—	91,938	(5)	25,014		74,787		20,227	481,966

Leon Trefler	2012	285,000	—	125,018		420,380	(7)	238,253	(6)	24,638	1,093,289
Senior Vice President, Sales	2011	275,000	—	118,644	(5)	90,001		233,517	(6)	26,071	743,233
	2010	250,000	—	149,822	(5)	125,008		202,003	(6)	24,534	751,367

(1)	These amounts reflect the dollar amount of the aggregate grant date fair value of RSU awards granted in the years ended December 31, 2012, 2011 and 2010, in accordance with FASB ASC Topic 718.
(2)	These amounts reflect the dollar amount of the aggregate grant date fair value of stock option awards granted in years ended December 31, 2012, 2011 and 2010, in accordance with FASB ASC Topic 718.
(3)	Represents annual cash bonuses earned in the year shown and paid in the following year, with the exception of the additional incentive compensation opportunities for Messrs. Dynes, Kra, Pyle and Leon Trefler, which were paid during the year in which they were earned, as well as in 2013, and are included in these amounts.
(4)	These amounts are comprised of the Company 401(k) match, Company-paid parking, and Company-paid health, dental, and other insurance premiums.
(5)	These amounts include the election by Messrs. Pyle and Leon Trefler to receive 50% of their target incentive compensation under the Executive Incentive Plan in the form of RSUs instead of cash.
(6)	Represents commissions and additional incentive compensation opportunities earned by Leon Trefler in the year disclosed.
(7)	Represents option awards granted in March 2012 as part of the executive’s 2012 compensation package and December 2012 as part of their 2013 compensation package.

The following table sets forth certain information with respect to the plan-based awards granted during or for the fiscal year ended December 31, 2012 to each of the Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)		All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($) (4)	Threshold (#)	Target (#)	Maximum (#)
Alan Trefler	—	245,700	351,000	—	—	—	—	—		—	—	—
Chairman and Chief Executive Officer

Craig Dynes	3/7/2012	119,000	191,000	—	—	—	—	2,798		6,850	36.05	200,024
Chief Financial Officer and Senior Vice President

Douglas Kra	3/7/2012	105,000	171,000	—	—	—	—	2,798		6,850	36.05	200,024
Senior Vice President, Pega Consulting	12/12/2012	—	—	—	—	—	—	—		32,352	22.10	295,392

Michael Pyle	3/7/2012	103,250	168,500	—	—	—	—	2,798		6,850	36.05	200,024
Senior Vice President, Engineering	3/7/2012	—	—	—	—	—	—	2,053	(5)	—	36.05	73,764
	12/12/2012	—	—	—	—	—	—	—		26,960	22.10	246,159

Leon Trefler	3/7/2012	39,900	347,000	—	—	—	—	3,497		8,562	36.05	250,005
Senior Vice President, Sales	12/12/2012	—	—	—	—	—	—	—		32,352	22.10	295,392

(1)	All awards were made pursuant to the Company’s 2012 Corporate Incentive Compensation Plan, with the exception of $21,000 in additional incentive compensation opportunities for each of Messrs. Dynes, Kra, Pyle and $290,000 for Mr. Leon Trefler, for additional incentive compensation opportunities and sales commissions, which are also reflected in this column.
(2)	All awards were made pursuant to the Company’s Amended and Restated 2004 Long Term Incentive Plan.
(3)	The amounts in the “Grant Date Fair Value of Stock and Option Awards” reflect the dollar amount of the aggregate grant date fair value for the entire option and RSU award granted in 2012, in accordance with FASB ASC Topic 718.
(4)	There is no maximum payout amount, as additional incentives can be earned for performance above targets, as determined by the Board in its discretion.
(5)	Represents the Named Executive Officer’s election to receive 50% of his target incentive compensation under the Executive Incentive Plan in the form of RSUs instead of cash.

The following table sets forth certain information with respect to the value of outstanding equity awards, at December 31, 2012, previously granted to the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Alan Trefler	—	—	—	—	—		—		—	—	—
Chairman and Chief Executive Officer

Craig Dynes	10,400	—	—	12.00	12/13/2017	(4)	—		—	—	—
Chief Financial Officer and Senior Vice President	4,696	1,174	—	11.88	12/11/2018	(4)	1,174	(5)	26,626	—	—
	2,157	1,438	—	32.29	12/15/2019	(4)	563	(5)	12,769	—	—
	1,027	841	—	36.03	3/1/2020	(4)	315	(5)	7,144	—	—
	2,614	4,855	—	32.04	3/17/2021	(4)	1,844	(5)	41,822	—	—
	—	6,850	—	36.05	3/7/2022	(4)	2,798	(5)	63,459	—	—

Douglas Kra	15,000	—	—	7.21	11/1/2014	(1)	—		—	—	—
Senior Vice President, Pega Consulting	20,000	—	—	8.67	12/8/2015	(2)	—		—	—	—
	16,000	—	—	12.00	12/13/2017	(4)	—		—	—	—
	4,696	1,174	—	11.88	12/11/2018	(4)	1,174	(5)	26,626	—	—
	1,917	1,278	—	32.29	12/15/2019	(4)	500	(5)	11,340	—	—
	1,027	841	—	36.03	3/1/2020	(4)	315	(5)	7,144	—	—
	2,614	4,855	—	32.04	3/17/2021	(4)	1,844	(5)	41,822	—	—
	—	6,850	—	36.05	3/7/2022	(4)	2,798	(5)	63,459	—	—
	—	32,352	—	22.10	12/12/2022	(4)	—		—	—	—

Michael Pyle	50,000	—	—	7.12	11/4/2014	(1)	—		—	—	—
Senior Vice President, Engineering	16,000	—	—	12.00	12/13/2017	(4)	—		—	—	—
	3,760	940	—	11.88	12/11/2018	(4)	940	(5)	21,319	—	—
	1,917	1,278	—	32.29	12/15/2019	(4)	500	(5)	11,340	—	—
	1,027	841	—	36.03	3/1/2020	(4)	315	(5)	7,144	—	—
	2,178	4,047	—	32.04	3/17/2021	(4)	1,536	(5)	34,836	—	—
	—	6,850	—	36.05	3/7/2022	(4)	4,851	(3)	110,021	—	—
	—	26,960	—	22.10	12/12/2022	(4)	—		—	—	—

Leon Trefler	3,900	—	—	12.00	12/13/2017	(4)	—		—	—	—
Senior Vice President, Sales	2,352	588	—	11.88	12/11/2018	(4)	588	(5)	13,336	—	—
	1,917	1,278	—	32.29	12/15/2019	(4)	500	(5)	11,340	—	—
	5,134	4,202	—	36.03	3/1/2020	(4)	1,575	(5)	35,721	—	—
	2,614	4,855	—	32.04	3/17/2021	(4)	1,844	(5)	41,822	—	—
	—	8,562	—	36.05	3/7/2022	(4)	3,497	(5)	79,312	—	—
	—	32,352	—	22.10	12/12/2022	(4)	—		—	—	—

(1)	These stock options vest quarterly over a five-year period beginning on the date of grant.
(2)	These stock options vested fully upon the date of grant, December 8, 2005. The exercise price represented a 20% premium to the fair market value of our common stock on the grant date, measured as the average of the high and low trading price of the common stock on such date as reported on Nasdaq.
(3)	Includes the Named Executive Officer’s election of 50% of target incentive compensation under the Executive Incentive Plan in the form of RSUs instead of cash.

(4)	These stock options vest on a five-year schedule, with 20% vesting after one year and the remaining 80% vesting in equal quarterly installments over the remaining four years.
(5)	Refers to RSUs, each of which represents the right to receive, following vesting, one share of common stock. The RSUs vest on a five-year schedule, with 20% vesting after one year and the remaining 80% vesting in equal quarterly installments over the remaining four years.
(6)	Market value is calculated using the closing price of the Company’s common stock on December 31, 2012.

The following table sets forth certain information with respect to the options exercised by the Named Executive Officers during the fiscal year ended December 31, 2012.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alan Trefler Chairman and Chief Executive Officer	—	—	—	—

Craig Dynes Chief Financial Officer and Senior Vice President	18,000	357,660	4,188	128,157

Douglas Kra Senior Vice President, Pega Consulting	—	—	4,156	127,190

Michael Pyle Senior Vice President, Engineering	—	—	6,002	197,668

Leon Trefler Senior Vice President, Sales	—	—	3,917	124,407

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis,” or “CD&A,” with management, and, based on such review and discussion, recommended to the Board of Directors the inclusion of the CD&A in this proxy statement.

Compensation Committee

James O’Halloran, Chairman

Richard Jones

William Wyman

COMPENSATION PRACTICES RISK ASSESSMENT

The Company has conducted a risk assessment of its compensation programs for executive officers and all other employees. The Company’s Legal and Human Resources departments reviewed our compensation programs, practices and policies (“Compensation Programs”). Management reviewed and discussed the findings of this review with the Compensation Committee, and with the Company’s Disclosure Committee, consisting of representatives from its Finance, Legal and Compliance departments. Based upon this assessment, the Company has concluded that its Compensation Programs are balanced and do not, by design, motivate excessive risk taking.

In determining that the programs contained an appropriate mix of risk and reward in relation to the Company’s strategy and long term goals without encouraging excessive risk taking, the following elements were considered:

•

In general, compensation consists of a balanced mix of fixed and variable compensation. The fixed component, base salary, provides a stable income stream to employees and executives, while variable compensation, consisting of annual bonuses, commissions for Sales and certain Services personnel, and bonuses tied to the achievement of management’s business objectives, provides compensation opportunities tied to the Company’s short and long term goals.

•

Annual incentive payments, or bonuses, provide the potential for variable pay based upon the achievement of annual financial and strategic business objectives of the Company. These objectives are set at the Company level and are not based upon the results for any one individual, team or division. Our Board of Directors has discretion to decrease the corporate funding percentage. Moreover, management, or the Board of Directors and/or Chief Executive Officer in the case of the executive officer plan, has the discretion to decrease individual payout amounts to reflect an individual’s performance.

•

The incentive plans for our salesforce align variable compensation with both short and long term goals. A percentage of commissions are payable on contract signing, while the remaining percentage is payable after deployment of our software by our customers. Corporate controls require customer contracts to be approved by Finance and Legal personnel, in addition to Sales management, prior to execution. The Company’s senior management also reviews and approves nonstandard contract terms.

•

Equity awards, which are granted to United States and most international employees, and may consist of both stock options and RSUs, align employee equity compensation with the Company’s long term success. Equity awards typically vest over five years and increase in value as our stock price increases over time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee for the year ended December 31, 2012 were James O’Halloran (Chairman), Richard Jones and William Wyman. None of the members of our Compensation Committee were, at any time during 2012, an officer or employee of ours or any of our subsidiaries. Richard Jones served as our President and Chief Operating Officer from October 1999 to September 2002, and was a part-time employee of Pegasystems from July 2002 to July 2007. James O’Halloran served as our Senior Vice President, Chief Financial Officer, Treasurer and Secretary from June 1999 to August 2001. William Wyman has never been an officer or employee of ours or any of our subsidiaries. None of the members of our Compensation Committee had any relationship with us during 2012 that was required to be disclosed under Item 404 of Regulation S-K under the Exchange Act.

None of our executive officers served as a Director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, whose executive officers served on our Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, during 2012 there were no transactions involving more than $120,000, nor are any proposed, between us and any executive officer, Director, beneficial owner of 5% or more of our common stock or equivalents, or any immediate family member of any of the foregoing, in which any such persons or entities had or will have a direct or indirect material interest. Leon Trefler, the brother of our Chairman and Chief Executive Officer, Alan Trefler, serves as the Company’s Senior Vice President of Sales.

In 2007, our Board of Directors adopted a Related Person Transaction Policy, which can be found on the “Governance” section of our website at www.pega.com. The policy mandates that the Company enter into or ratify a related person transaction only when the Company’s Board of Directors, or a committee thereof, acting in accordance with the policy, determines that the transaction is either in, or is not inconsistent with, the best interest of the Company and its stockholders. A “related person transaction” for these purposes is defined in the policy to include any transaction or relationship (involving an amount expected to exceed $100,000) between the Company and an individual or entity defined as a “related person” in the policy. Approval or ratification of a related person transaction may be conditioned by the Board, or committee thereof, directing the related person or the Company to take certain actions to narrow the scope of the relationship, such as: requiring the related person to resign from, or change position within an entity involved in the related person transaction; assuring that the related person not be directly involved in negotiating the terms of the related person transaction; limiting the duration or magnitude of the related person transaction; or requiring that information about the related person transaction be documented and delivered to the Board or committee on an ongoing process.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal 2 of Notice)

The Company is including in this proxy statement a non-binding, advisory vote on the compensation of our executive officers (also referred to as “Named Executive Officers” elsewhere in this proxy statement) in compliance with the Dodd-Frank Act.

As described in the “Compensation Discussion and Analysis” section of this proxy statement, as well as the tables set forth in the “Executive Compensation” section and the “Compensation Practices Risk Assessment” section, we seek to align the interests of our named executive officers with our stockholders. Our named executive officers and most other Company employees, are also stockholders or hold options or RSUs to become stockholders. Our compensation programs contain elements of fixed and variable compensation and are designed to reward our executive officers for achieving short-term and long-term corporate goals, while avoiding the encouragement of excessive risk. This non-binding advisory vote is intended to address the overall compensation of our named executive officers and our executive compensation program rather than any specific elements.

Although this vote is advisory in nature and, as such, will not be binding on the Company, our Board of Directors and our Compensation Committee will consider the outcome of the vote in evaluating its executive compensation program. Therefore, the Company is asking its stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of the Company approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers, as described in this proxy statement, including in the “Compensation Discussion and Analysis,” compensation tables and narrative discussion included therein.”

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers, as described in this proxy statement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The primary duties and responsibilities of the Audit Committee are to: (1) select and engage our independent registered public accounting firm; (2) serve as an independent and objective party to monitor our internal controls over financial reporting and disclosure controls; (3) review and appraise the audit efforts of our independent registered public accounting firm and internal audit functions; (4) review the independent registered public accounting firm’s fees; (5) direct the operation of the Company’s hotline process for the reporting of concerns regarding questionable accounting or auditing matters; and (6) provide an open avenue of communication among the independent registered public accounting firm, financial and senior management and the Board of Directors. The Audit Committee is also responsible for overseeing legal compliance matters, including our Code of Conduct.

The Audit Committee consists of three members, each of whom is independent (as defined by Nasdaq listing standards). The Board of Directors has determined that the members of the Audit Committee satisfy the requirements of the SEC and Nasdaq as to independence, financial sophistication and expertise. In addition, the Board of Directors has determined that Mr. O’Halloran is an “audit committee financial expert” as defined by SEC rules. The Audit Committee operates under a written charter, approved by the Board of Directors, which was last amended in March 2009.

In fulfilling its oversight responsibilities regarding the Company’s 2012 financial statements, the Audit Committee reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee’s review included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to PCAOB Section 380, Communications with Audit Committees, and SEC Regulation S-X Rule 2-07, including the process used by management in formulating particularly sensitive accounting estimates, including significant tax positions, and the basis for the conclusions of the independent registered public accounting firm regarding the reasonableness of those estimates.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgment as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee has received the written disclosure and the letter from the independent registered accounting firm required by the applicable requirements of the Public Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from management and Pegasystems, consistent with the applicable requirements of the Public Accounting Oversight Board.

The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for its audits in 2012. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its audits, the understanding of our internal controls, and the overall quality of our financial reporting. The Audit Committee held six meetings during 2012.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012. The Audit Committee has also selected Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013.

Audit Committee

Steven Kaplan, Chairman

Peter Gyenes

James O’Halloran

RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3 of Notice)

Our Audit Committee has selected Deloitte & Touche LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2013. Deloitte & Touche LLP audited our financial statements for the fiscal year ended December 31, 2012. Although stockholder approval of the selection of Deloitte & Touche LLP is not required by law, our Board of Directors believes that it is advisable to give stockholders the opportunity to ratify this selection. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, and proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Deloitte & Touche LLP, independent registered public accounting firm, audited our financial statements for the fiscal years ended December 31, 2012 and December 31, 2011. The following table shows the fees for audit and other services provided by Deloitte & Touche LLP for 2012 and 2011.

	2012 (in thousands) ($)	2011 (in thousands) ($)
Audit fees (1)	1,576	1,445
Audit-related fees (2)	30	5
Tax fees (3)	0	30
All other fees (4)	2	2

Total	1,608	1,482

(1)	Represents fees billed for professional services provided in connection with the audit of our financial statements and the reviews of reports on Forms 10-Q and 10-K for the applicable year.
(2)	Represents fees billed for the review of documents filed with the Securities and Exchange Commission.
(3)	Represents fees billed in the applicable year for tax compliance, tax advice and tax planning services.
(4)	Represents fees billed for the subscription to an online accounting research tool.

All audit and non-audit services provided by Deloitte & Touche LLP in 2012 and 2011 were pre-approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and named executive officers, and the holders of more than 10% of our common stock, to file reports with the SEC disclosing their ownership of our stock and changes in such ownership. Officers, Directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on review of our records and written representations by persons required to file these reports, during 2012, all filing requirements under Section 16(a) were complied with in a timely fashion, with the exception of the following: the vesting of an equity grant for the Company’s Vice President of Finance and Chief Accounting Officer, Efstathios Kouninis.

OTHER MATTERS

We do not know of any other matters that will be brought before the Annual Meeting. If, however, other business is properly presented for consideration at the Annual Meeting, the persons named in the proxy card intend to vote in accordance with their judgment on such matters.

In order that your shares may be represented if you do not plan to attend the Annual Meeting, please submit your proxy via the Internet or by filling out, signing, dating and returning your proxy card promptly. A prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation will be appreciated.

By Order of the Board of Directors,

Janet Mesrobian

Associate General Counsel and Secretary

April 8, 2013

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 22, 2013.

Vote by Internet • Go to www.envisionreports.com/PEGA • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

À IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. À

A	Proposals —	The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain				For	Against	Abstain		For	Against	Abstain	+
	01 - Peter Gyenes	☐	☐	☐	02 - Richard H. Jones			☐	☐	☐	03 - Steven F. Kaplan	☐	☐	☐

	04 - James P. O’Halloran	☐	☐	☐	05 - Alan Trefler			☐	☐	☐	06 - Larry Weber	☐	☐	☐

	07 - William W. Wyman	☐	☐	☐

					For	Against	Abstain						For	Against	Abstain
2.	To approve, by a non-binding advisory vote, the compensation of our named executive officers.				☐	☐	☐		3. To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013.				☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. When shares are held in more than one name, including joint tenants, each party should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

À IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. À

Proxy — Pegasystems Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2013 Annual Meeting of Stockholders

The undersigned stockholder of Pegasystems Inc., a Massachusetts corporation (“Pegasystems”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 8, 2013 and hereby appoints Alan Trefler and Efstathios Kouninis, or any one or more of them, proxies and attorneys-in-fact with full power of substitution to each other for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the common stock of the undersigned in Pegasystems at the Annual Meeting of its Stockholders to be held May 22, 2013 at One Rogers Street, Cambridge, Massachusetts at 9:15 a.m., local time, or any adjournment or postponement thereof. Any of such attorneys or substitutes shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 AND 3.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE FOR THE NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2 AND 3.